EXHIBIT 99.3








                       [LOGO OF AMERICAN EXPRESS COMPANY]








                                      2005
                                  First Quarter
                               Earnings Supplement








The enclosed summary should be read in conjunction with the text and statistical tables included in American Express Company's (the "Company" or "AXP") First Quarter 2005 Earnings Release.

--------------------------------------------------------------------------------
This presentation contains certain forward-looking statements that are subject to risks and uncertainties and speak only as of the date on which they are made. Important factors that could cause actual results to differ materially from these forward-looking statements, including the Company's financial and other goals, are set forth on pages 71-73 in the Company's 2004 Annual Report to Shareholders and in its 2004 Annual Report on Form 10-K, and other reports, on file with the Securities and Exchange Commission.
--------------------------------------------------------------------------------

                            AMERICAN EXPRESS COMPANY
                               FIRST QUARTER 2005
                                   HIGHLIGHTS

o First quarter diluted EPS of $0.75 increased 23% versus $0.61 last year on a net income basis, and increased 14% over diluted EPS of $0.66 before last year's accounting change. Total revenues rose 10%. For the trailing 12 months, ROE was 23%.

     -    1Q `05 included:
          --   $22MM  ($14MM  after-tax)  of expenses  related to AEFA  spin-off activities (see discussion on page 2);
          --   $21MM ($15MM  after-tax) of charges  recorded in connection  with initiatives  relating  principally  to  the  continuation  of the
               restructuring   of   TRS'   Business   Travel    operations   and
               reengineering of certain  functions within the Company's  finance operations;
          --   A $35MM  pre-tax  and  after-tax  expense  related to  securities
               industry   regulatory   matters  at  AEFA;  and
          --   $10MM ($7MM after-tax) of net investment gains at AEFA.

     -    1Q '04  included:
          --   The  adoption  of the  American  Institute  of  Certified  Public
               Accountants  Statement of Position 03-1 ("SOP 03-1") resulting in a below-the-line,  non-cash charge at AEFA of $71MM after-tax;
          --   A Deferred  Acquisition Cost ("DAC") valuation benefit at AEFA of
               $66MM   ($43MM   after-tax)   reflecting   the   lengthening   of
               amortization  periods for certain  insurance and annuity products in  conjunction  with  the  adoption  of  SOP  03-1.  Within  the consolidated  income  statement,  $44MM of the $66MM  benefit was recorded in human  resources  expense  and $22MM was  recorded in other operating  expenses.  Within AEFA's income  statement these are reflected within the DAC costs.
          --   $38MM ($25MM after-tax) of net investment losses at AEFA;
          --   $17MM ($11MM  after-tax)  of costs at AEFA related to  securities industry regulatory matters; and
          --   $11MM ($8MM  after-tax) of costs, at AEB reflecting  decisions to further rationalize certain Asian and New York activities.

o    Compared with the first quarter of 2004:

     - Worldwide billed business increased 15% on continued strong consumer, small business and Corporate Services spending growth and over 35% growth in global network partner volumes. A comparatively weaker U.S. dollar benefited the reported worldwide growth rate by 1%.
          -- Worldwide average spending per proprietary basic card in force increased 10% versus last year (up 9% adjusted for foreign exchange translation);

     - TRS' worldwide lending balances of $25.9B on an owned basis increased 6%; on a managed basis, worldwide lending balances of $46.3B were up 3%. Excluding the 4Q '04 sale of TRS' equipment leasing product line, managed loans increased 7% (see discussion of "managed basis" on page
          6);

     - Card credit quality continued to be well-controlled and reserve coverage ratios remained strong;

     - Worldwide cards in force of 66.1MM increased 7%, up 4.5MM from last year and 0.7MM during 1Q `05, on continued proprietary and network card growth; and

     - AEFA assets owned, managed and administered of $406B were up 7% versus last year reflecting market appreciation, favorable foreign currency translation impacts and asset inflows.

o    Additional items of note included:

     - Marketing, promotion, rewards and cardmember services costs increased 30% versus 1Q '04 reflecting substantially higher marketing and promotion expenses and greater rewards costs. Marketing expenses rose primarily due to costs related to the Company's ongoing global "My Life, My Card(SM)" advertising campaign and various business building initiatives. Rewards costs increased, reflecting strong volume growth, a higher redemption rate, and the continued increase in cardmember loyalty program participation. The strong metric performance during the quarter reflected the ongoing benefits of the increased spending over the last two years.

     - The Company's reengineering initiatives are on track to deliver $1B of additional benefits this year, including significant carry-over benefits from certain initiatives begun in prior periods. During the first quarter, reengineering initiatives continued to provide substantial year-over-year expense comparison benefits. In addition, revenue-related reengineering activities are driving a significant portion of the total benefits, representing more than 25% of the benefits delivered in 1Q '05.

     - As previously disclosed, the Company decided to expense stock options beginning in 1Q '03 and use restricted stock awards in place of stock options for middle management. As a result, the 1Q `05 impacts of incremental annual option grant expense, increased levels of restricted stock awards and other related compensation changes contributed to the 12% increase in human resources expense.
          -- Compared with last year, the total employee count of 76,900 decreased 2%; compared with last quarter, the employee count was down 600 employees, or approximately 1%.

                            AMERICAN EXPRESS COMPANY
                               FIRST QUARTER 2005
                               HIGHLIGHTS (Cont'd)

o On February 1, 2005, the Company announced its intention to pursue a spin-off of its AEFA operating unit to shareholders. In the transaction, American Express shareholders would receive 100 percent of the common shares of American Express Financial Corporation ("AEFC"), the wholly-owned subsidiary that directly and through its subsidiaries and affiliates conducts our AEFA business. The transaction is intended to be tax-free to shareholders and is expected to be completed late in the third quarter of 2005, subject to certain conditions.

     At the time of the spin-off, the Company intends to provide additional capital to AEFC that will enable it to achieve a senior debt rating that permits it efficient access to the capital markets. Additionally, we intend that AEFA's insurance business will be capitalized in a manner that would confirm its current financial strength ratings.

     The Company also anticipates that it will incur spin-off related expenses associated with establishing an independent company. In the first quarter, these expenses totaled approximately $22MM on a pre-tax basis. As previously indicated, these expenses, cumulatively, will be significant. These transitional operating expenses will be reflected in each quarter as incurred.

o During the quarter, American Express continued to invest in growth opportunities through expanded products and services.

     -    At TRS we:

          -- Launched the American Express Aeromexico Card, the first cobrand credit card issued by American Express in Mexico;

          -- Introduced a new Platinum Credit Card in Hong Kong, specifically targeted towards the emerging affluent market and the first Platinum card product in this market available by application;

          --   Expanded our GNS business through:

               - An agreement with Union Bank of Switzerland ("UBS") and Juniper Bank, announced on April 21, to issue American Express charge cards to UBS wealth management clients, as part of UBS' Resource Management Account(R) ("RMA") services. The card will be directly linked to the RMA account and will have its own, UBS administered, rewards program.

               - An agreement with the Russian Standard Bank, announced on April 5, to exclusively issue and market Russian ruble- or U.S. dollar-denominated American Express Card products in Russia; and

               - The launch of the first Baiduri American Express cards in Brunei, through the Company's network relationship with the Baiduri Bank;

          -- Expanded our merchant coverage with the announcement of a strategic partnership for nationwide card acceptance with Regis Corporation, an industry leader in the hair service business which operates several name-brand hair salons nationwide;

          -- Partnered through OPEN: The Small Business Network(SM) with Count-Me-In and Women's Leadership Exchange Team to commence the national award program for women entrepreneurs, providing loans, networking, and coaching to founding women in business;

          -- Provided Centurion(R) members with access to Exclusive Resorts, LLC, with over 150 multi-million dollar residences in nearly 30 of the top global destinations;

          -- Relaunched Blue PLAY(R), a real-time, online auction site allowing Blue from American Express Cardmembers to use Membership Rewards(R) points to bid for once-in-a-lifetime experiences, show tickets, vacation packages, or film premieres;

          -- Expanded U.S. cardmember travel services with the introduction of two new products, Global Travel Shield and Visa & Passport, which provide door-to-door travel insurance products and expedite overseas travel documentation processes; and

          -- Added the Travel Authority, Inc., a regional travel management company serving individual, corporate and group travelers with a broad spectrum of travel services in over 58 locations, to the growing U.S. Representative Travel Network.

     -    At AEFA we:

          -- Received the 2005 Lipper Fund Award for the Diversified Equity Income Fund (Y share) class performance as the leading fund in its Lipper equity income category for the three-year period ended December 31, 2004.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2005 OVERVIEW
                                  CONSOLIDATED
(Preliminary)
                         Condensed Statements of Income
                             (Unaudited, GAAP basis)

                                                                                Quarters Ended               Percentage
(millions)                                                                        March 31,                  Inc/(Dec)
                                                                        -------------------------------    ---------------
                                                                            2005                 2004
                                                                            ----                 ----
Revenues:
    Discount revenue                                                      $2,672               $2,368               13%
    Net investment income                                                    803                  741                8
    Management and distribution fees                                         798                  779                3
    Cardmember lending net finance charge revenue                            592                  541                9
    Net card fees                                                            498                  472                6
    Travel commissions and fees                                              422                  417                1
    Other commissions and fees                                               577                  529                9
    Insurance and annuity revenues                                           397                  364                9
    Securitization income, net                                               316                  230               38
    Other                                                                    498                  469                6
                                                                             ---                -----
          Total revenues                                                   7,573                6,910               10
                                                                           -----                -----
Expenses:
     Human resources                                                       1,993                1,779               12
     Marketing, promotion, rewards and cardmember services                 1,358                1,047               30
     Provision for losses and benefits                                     1,100                1,022                8
     Interest                                                                219                  203                8
     Other operating expenses                                              1,528                1,611               (5)
                                                                           -----                 -----
          Total expenses                                                   6,198                5,662                9
                                                                           -----                -----
Pretax income before accounting change                                     1,375                1,248               10
Income tax provision                                                         429                  383               12
                                                                           -----                -----
Income before accounting change                                              946                  865                9
Cumulative effect of accounting change, net of tax                             -                  (71)               -
                                                                           -----                -----
Net income                                                                  $946                 $794               19
                                                                           =====                =====

EPS:
----
Income before accounting change - Basic                                    $0.76                $0.68               12
                                                                           =====                =====
Net Income - Basic                                                         $0.76                $0.62               23
                                                                           =====                =====

Income before accounting change - Diluted                                  $0.75                $0.66               14
                                                                           =====                =====
Net Income - Diluted                                                       $0.75                $0.61               23
                                                                           =====                =====

o NET INCOME: Increased 19% to a record quarterly level of $946MM. Income before last year's accounting change increased 9%.

     -    1Q `05 included:
          --   $22MM  ($14MM  after-tax)  of expenses  related to AEFA  spin-off activities;
          --   $21MM ($15MM  after-tax) of charges  recorded in connection  with initiatives  relating  principally  to  the  continuation  of the
               restructuring   of   TRS'   Business   Travel    operations   and
               reengineering of certain  functions within the Company's  finance operations;
          --   A $35MM  pre-tax  and  after-tax  expense  related to  securities industry regulatory matters at AEFA; and
          --   $10MM ($7MM after-tax) of net investment gains at AEFA.

     -    1Q `04 included:
          --   The adoption of SOP 03-1 resulting in a  below-the-line  non-cash charge at AEFA of $71MM;
          --   A DAC  valuation  benefit  at AEFA  of  $66MM  ($43MM  after-tax)
               reflecting the  lengthening of  amortization  periods for certain insurance and annuity  products in conjunction  with the adoption of SOP 03-1.  Of the $66MM  benefit,  $44MM was recorded in human resources  expense  and $22MM  was  recorded  in other  operating expenses within the above income statement;
          --   $38MM ($25MM after-tax) of net investment losses at AEFA;
          --   $17MM ($11MM  after-tax)  of costs at AEFA related to  securities industry regulatory matters; and
          --   $11MM ($8MM after-tax) of costs at AEB reflecting the decision to further rationalize certain Asian and New York activities.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2005 OVERVIEW
                              CONSOLIDATED (Cont'd)


o CONSOLIDATED REVENUES: Revenues increased 10% due to higher discount revenues, increased net securitization income, higher net investment income, higher Cardmember lending net finance charge revenue, increased other commissions and fees, greater insurance and annuity revenues, larger net card fees, higher management and distribution fees, and greater other revenues. Consolidated revenue growth versus last year reflected 11% growth at TRS, 8% growth at AEFA, and a 1% decline at AEB. Translation of foreign currency revenues contributed approximately 1% of the 10% revenue growth rate.

o CONSOLIDATED EXPENSES: Expenses were up 9%, reflecting higher marketing, promotion, rewards and cardmember services expenses, greater human resources costs, greater provision for losses and benefits, and increased interest expense, which were partially offset by lower other operating expenses. Consolidated expenses reflected increases versus last year of 8% at TRS and 15% at AEFA, and a decrease of 1% at AEB. Translation of foreign currency expenses contributed approximately 1% of the 9% expense growth rate.

o PRE-TAX MARGIN: Was 18.2% in 1Q '05 compared with 15.2% in 4Q '04 and 18.1% in 1Q '04.

o    EFFECTIVE TAX RATE: Was 31% in 1Q '05 and 1Q '04 versus 24% in 4Q '04.

     - In 4Q `04, the effective tax rate reflected the impact of the benefits from the changes in the international funding strategy at TRS, favorable tax audit experience at both TRS and AEB, and a favorable adjustment to the current taxes payable account at AEFA.

o SHARE REPURCHASES: During 1Q '05, 12.3MM shares were repurchased. Repurchases during 1Q '05 reflect a more measured strategy towards repurchase activity as we finalize the capital implications of the anticipated spin-off of AEFA. Since the inception of repurchase programs in September 1994, 507.8MM shares have been acquired under cumulative Board authorizations to repurchase up to 570MM shares, including purchases made under agreements with third parties.

                                                                             Millions of Shares
                                                                 -----------------------------------------

     -    Average Shares:                                        1Q `05           4Q `04            1Q `04
          ---------------                                        ------           ------            ------
           Basic                                                  1,239            1,242             1,277
                                                                  =====            =====             =====
           Diluted                                                1,264            1,270             1,305
                                                                  =====            =====             =====

     -    Actual Share Activity:
           Shares outstanding - beginning of period               1,249            1,255             1,284
           Repurchase of common shares                              (12)             (15)              (20)
           Employee benefit plans, compensation and other             8*               9*               17*
                                                                  -----            -----             -----
           Shares outstanding - end of period                     1,245            1,249             1,281
                                                                  =====            =====             =====

     * Includes shares issued through employee stock option exercises and related activities.


                               CORPORATE AND OTHER

o The net expense was $51MM in 1Q '05 compared with $57MM in 4Q '04 and $58MM in 1Q '04. The lower level of expenses in the quarter primarily reflects lower net interest expense, partially offset by $3MM of spin-off related costs.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2005 OVERVIEW
                            TRAVEL RELATED SERVICES

(Preliminary)
                              Statements of Income
                             (Unaudited, GAAP basis)

                                                                              Quarters Ended                   Percentage
(millions)                                                                       March 31,                      Inc/(Dec)
                                                                     ---------------------------------      ------------------
                                                                            2005                 2004
                                                                            ----                 ----
Net revenues:
   Discount revenue                                                       $2,672               $2,368               13%
   Lending:
     Finance charge revenue                                                  770                  668               15
     Interest expense                                                        178                  127               40
                                                                           -----                -----
       Net finance charge revenue                                            592                  541                9
   Net card fees                                                             498                  472                6
   Travel commissions and fees                                               422                  417                1
   Other commissions and fees                                                563                  510               10
   TC investment income                                                       94                                     1
                                                                                                   93
   Securitization income, net                                                316                  230               38
   Other                                                                     425                  419                2
                                                                           -----                -----
         Total net revenues                                                5,582                5,050               11
                                                                           -----                -----
Expenses:
   Marketing, promotion, rewards and cardmember services                   1,316                1,023               29
   Provision for losses and claims:
     Charge card                                                             215                  198                9
     Lending                                                                 295                  287                3
     Other                                                                    35                   29               17
                                                                             ---                  --
       Total                                                                 545                  514                6
   Charge card interest expense                                              176                  168                5
   Human resources                                                         1,143                1,065                7
   Other operating expenses:
     Professional services                                                   482                  469                3
     Occupancy and equipment                                                 323                  308                5
     Communications                                                          115                  121               (5)
     Other                                                                   310                  409              (24)
                                                                           -----                -----
       Total other operating expenses                                      1,230                1,307               (6)
                                                                           -----                -----
         Total expenses                                                    4,410                4,077                8
                                                                           -----                -----
Pretax income                                                              1,172                  973               20
Income tax provision                                                         371                  308               20
                                                                           -----                -----
Net income                                                                  $801                 $665               20
                                                                           =====                =====

o    NET INCOME: Increased 20%.
o    PRE-TAX MARGIN:  Was 21.0% in 1Q '05 versus 17.6% in 4Q '04 and 19.3% in 1Q
     '04.
o EFFECTIVE TAX RATE: Was 32% in 1Q '05 and 1Q '04, compared with 28% in 4Q '04. During 1Q '05, benefits from the changes in TRS' international funding strategy continued to positively affect the rate; however, they were offset by higher accruals of foreign and state taxes as well as a reduction in the relative benefit from tax-exempt interest. In 4Q '04 the rate reflected the funding benefits, in addition to favorable tax audit experience.
o    GAAP BASIS INCOME STATEMENT ITEMS:
     - SECURITIZATION INCOME, NET: Increased 38% on a greater average balance of securitized loans, a higher portfolio yield and a decrease in portfolio write-offs, partially offset by greater interest expense due to a higher coupon rate paid to certificate holders. Securitization income, net represents the non-credit provision components of the net gains and charges from securitization activities, the amortization and related impairment charges, if any, of the related interest-only strip, excess spread related to securitized loans, net finance charge revenue on retained interests in securitized loans, and servicing income, net of related discounts or fees.
          -- During 1Q '05 and 1Q '04, TRS' results reflect net securitization gains, including the credit components, of $6MM ($4MM after-tax) and $8MM ($5MM after-tax), respectively. Net securitization gains include interest-only strip adjustments. The average balance of Cardmember lending securitizations was $20.1B in 1Q '05, compared with $19.6B in 1Q '04.
     - NET FINANCE CHARGE REVENUE: Increased 9%, reflecting 5% growth in the average balance of the owned lending portfolio and a higher portfolio yield.
     - LENDING PROVISION: Increased 3% on growth in the average owned portfolio and maturities of $1B in 1Q `05 of previously securitized balances.
     - The above GAAP basis items relating to net finance charge revenue and lending provision reflect the owned portfolio only. "Owned basis" credit quality statistics are available in the First Quarter 2005 Earnings Release on the TRS Selected Statistical Information pages.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2005 OVERVIEW
                        TRAVEL RELATED SERVICES (Cont'd)

SUPPLEMENTAL INFORMATION - MANAGED BASIS: The following supplemental table includes information on both a GAAP basis and a managed basis. The managed basis presentation assumes there have been no securitization transactions, i.e., as if all securitized Cardmember loans and related income effects are reflected in the Company's balance sheet and income statement, respectively. The Company presents TRS information on a managed basis because that is the way the Company's management views and manages the business. Management believes that the trends in the Company's Cardmember lending business are more accurately portrayed by evaluating the performance of both securitized and non-securitized Cardmember loans. Asset securitization is just one of several ways the Company funds Cardmember loans.

Use of a managed basis presentation, including non-securitized and securitized Cardmember loans, presents a more accurate picture of the key dynamics of the Cardmember lending business, avoiding distortions due to the mix of funding sources at any particular point in time. For example, irrespective of the mix, it is important for management and investors to see metrics, such as changes in delinquencies and write-off rates, for the entire Cardmember lending portfolio because it is more representative of the economics of the aggregate Cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of Cardmember loans and related revenue and changes in market share, which are significant metrics in evaluating the Company's performance and which can only be properly assessed when all non-securitized and securitized Cardmember loans are viewed together on a managed basis.

Management views any net gains from securitizations as discretionary benefits to be used for card acquisition expenses, which are reflected in both marketing, promotion, rewards and cardmember services and other operating expenses. Consequently, the managed basis presentation assumes the impact of this net activity was offset by higher marketing, promotion, rewards and cardmember services expenses of $4MM in both 1Q '05 and 1Q '04 and other operating expenses of $2MM in 1Q '05 and $4MM in 1Q '04. Accordingly, the incremental expenses, as well as the impact of the net lending securitization activity, are eliminated.

The following table compares and reconciles the GAAP basis TRS income statements to the managed basis information, where different.

                                                                                      Effect of Securitizations (unaudited)
                                                                              ------------------------------------------------------
(preliminary, millions)                        GAAP Basis (unaudited)           Securitization Effect         Managed Basis
-------------------------------------------------------------------------     ------------------------------------------------------
                                                              Percentage                                                Percentage
Quarters Ended March 31,                    2005       2004   Inc/(Dec)           2005         2004      2005     2004   Inc/(Dec)
                                          -------------------------------     ------------------------------------------------------
Net revenues:
  Discount revenue                        $2,672     $2,368          13%
  Lending:
    Finance charge revenue                   770        668          15           $609         $539    $1,379    $1,207       14%
    Interest expense                         178        127          40            140           83       318       210       51
-------------------------------------------------------------------------     ------------------------------------------------------
      Net finance charge revenue             592        541           9            469          456     1,061       997        6
  Net card fees                              498        472           6
  Travel commissions and fees                422        417           1
  Other commissions and fees                 563        510          10             53           53       616       563        9
  TC investment income                        94         93           1
  Securitization income, net                 316        230          38           (316)        (230)        -         -        -
  Other                                      425        419           2
--------------------------------------------------------------------------    ------------------------------------------------------
      Total net revenues                   5,582      5,050          11            206          279     5,788     5,329        9
--------------------------------------------------------------------------    ------------------------------------------------------
Expenses:
Marketing, promotion, rewards
and cardmember services                    1,316      1,023          29             (4)          (4)    1,312     1,019       29
Provision for losses and claims:
    Charge card                              215        198           9
    Lending                                  295        287           3            212          287       507       574      (12)
    Other                                     35         29          17
--------------------------------------------------------------------------    ------------------------------------------------------
      Total                                  545        514           6            212          287       757       801       (6)
Charge card interest expense                 176        168           5
Human resources                            1,143      1,065           7
Other operating expenses:
    Professional services                    482        469           3
    Occupancy and equipment                  323        308           5
    Communications                           115        121          (5)
    Other                                    310        409         (24)            (2)          (4)      308       405      (24)
--------------------------------------------------------------------------    ------------------------------------------------------
    Total other operating expenses         1,230      1,307          (6)            (2)          (4)    1,228     1,303       (6)
--------------------------------------------------------------------------    ------------------------------------------------------
      Total expenses                       4,410      4,077           8           $206         $279    $4,616    $4,356        6
--------------------------------------------------------------------------    ------------------------------------------------------
Pretax income                              1,172        973          20
Income tax provision                         371        308          20
--------------------------------------------------------------------------
Net income                                  $801       $665          20
--------------------------------------------------------------------------

                                     - 6 -

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2005 OVERVIEW
                        TRAVEL RELATED SERVICES (Cont'd)


The following discussion addresses results on a managed basis.

o Managed basis net revenue rose 9% from higher discount revenue, higher net finance charge revenue and greater other commissions and fees.

o The 6% higher managed basis expenses reflect substantially higher marketing, promotion, rewards and cardmember services costs, greater human resources expenses, larger occupancy and equipment costs, and increased professional services expenses, partially offset by lower other operating expenses and reduced provisions for losses.

o DISCOUNT REVENUE: A 15% increase in billed business, partially offset by a lower discount rate, yielded a 13% increase in discount revenue.
     - The average discount rate was 2.56% in 1Q '05 versus 2.54% in 4Q '04 and 2.59% in 1Q '04. The decrease versus last year primarily reflects changes in the mix of spending between various merchant segments due to the cumulative impact of stronger than average growth in the lower rate retail and other "everyday spend" merchant categories (e.g., supermarkets, discounters, etc.). The increase versus last quarter reflects the impact of seasonal effects on the mix of spending.
          -- We believe the AXP value proposition is strong. However, as indicated in prior quarters, continued changes in the mix of business, volume-related pricing discounts and selective repricing initiatives will probably continue to result in some erosion of the average discount rate over time.

                                                                             Quarters Ended                 Percentage
                                                                               March 31,                     Inc/(Dec)
                                                                   -----------------------------------     --------------
                                                                           2005              2004
                                                                           ----              ----
     Card billed business (billions):
           United States                                                  $79.6             $70.1                   14%
           Outside the United States                                       29.7              25.3                   18
                                                                         ------             -----
           Total                                                         $109.3             $95.4                   15
                                                                         ======             =====
     Cards in force (millions):
           United States                                                   40.3              37.0                    9
           Outside the United States                                       25.8              24.6                    5
                                                                         ------             -----
           Total                                                           66.1              61.6                    7
                                                                         ======             =====
     Basic cards in force (millions):
           United States                                                   30.6              28.1                    9
           Outside the United States                                       21.3              20.4                    5
                                                                          -----             -----
           Total                                                           51.9              48.5                    7
                                                                         ======             =====
     Spending per basic card in force (dollars): (a)
           United States                                                 $2,685            $2,509                    7
           Outside the United States                                     $1,826            $1,578                   16
           Total                                                         $2,412            $2,202                   10
     (a) Proprietary card activity only.

     - BILLED BUSINESS: The 15% increase in worldwide billed business reflected a 10% increase in spending per proprietary basic card and 7% growth in cards in force.
          -- U.S. billed business was up 14% reflecting growth of 13% within our consumer card business, a 17% increase in small business spending and 7% improvement in Corporate Services volumes.
               - Spending per proprietary basic card in force increased 7%. -- U.S. non-T&E-related volume categories (which represented approximately 66% of 1Q `05 U.S. billed business) grew 17%, while T&E volumes rose 8%.
          -- U.S. airline-related volume, which represented approximately 11% of total U.S. volumes during the quarter, rose 3% as 15% transaction volume growth was suppressed by a 10% lower average airline charge.
          --   Excluding the impact of foreign exchange translation:
               - Worldwide billed business and spending per proprietary basic card in force increased 14% and 9%, respectively.
               - Total billed business outside the U.S. reflected mid-teens proprietary growth in Latin America and Canada and high single-digit growth in Europe and Asia.
               - Within our proprietary business, billed business outside the U.S. reflected 11% growth in consumer and small business spending, as well as within Corporate Services volumes.
               - Spending per proprietary basic card in force outside the U.S. rose 12%.
          -- Global Network Services volumes rose in excess of 35% on continued strong growth in non-U.S. partner volume and the addition of MBNA-related volumes in the U.S.
          -- Worldwide airline volumes, which represented approximately 13% of total volumes during the quarter, increased 9% on 14% growth in transaction volume, partially offset by a decrease in the average airline charge of 5%.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2005 OVERVIEW
                        TRAVEL RELATED SERVICES (Cont'd)

o    BILLED BUSINESS (cont'd):
     - CARDS IN FORCE: Rose 7% worldwide versus last year on continued strong card acquisitions and improved average customer retention levels within our proprietary issuing business, as well as growth in network cards.
          --   U.S. cards in force rose 400K during the quarter.
          --   Outside the United States,  300K cards in force were added during the quarter.

o NET FINANCE CHARGE REVENUE: Increased 6% on 4% growth in average worldwide lending balances and a higher portfolio yield.
     - The yield on the worldwide portfolio was 8.8% in 1Q '05 versus 8.5% in 4Q '04 and 8.7% in 1Q '04. The increase versus last year and last quarter reflects a lower proportion of the U.S. portfolio on introductory rates and increased finance charge rates, partially offset by rising funding costs.

o NET CARD FEES: Rose 6% due to higher cards in force. The average annual fee of $35 per proprietary card in force remained constant in 1Q '05, 4Q '04 and 1Q '04.

o TRAVEL COMMISSIONS AND FEES: Increased 1% on a 5% increase in travel sales, which was partially offset by lower transaction fees as a greater proportion of bookings were made on-line.

o OTHER COMMISSIONS AND FEES: Increased 9% on greater volume-related foreign exchange conversion fees, higher card-related fees and assessments, and larger network partner-related fees.

o TC INVESTMENT INCOME: Increased 1% on higher average investments and a lower investment yield. TC sales decreased 4% versus last year due to sales declines in the U.S. and Europe, partially driven by transition to plastic-based gift and travel pre-paid products which were partially offset by growth in Latin American sales.

o OTHER REVENUES: Rose 2% as higher insurance premiums and greater merchant-related revenues were largely offset by lower ATM revenues resulting from the 3Q `04 sale of the remaining portion of the ATM business.

o MARKETING, PROMOTION, REWARDS AND CARDMEMBER SERVICES EXPENSES: Increased 29%, reflecting substantially higher marketing and promotion expenses and greater rewards costs. The increase in marketing and promotion expenses is primarily due to the Company's ongoing global brand advertising campaign and our continued focus on business-building initiatives. The growth in rewards costs is attributable to strong volume growth, a higher redemption rate and the continued increase in cardmember loyalty program participation.

o CHARGE CARD INTEREST EXPENSE: Rose 5% due to greater average cardmember receivable balances and a higher effective cost of funds.

o HUMAN RESOURCES EXPENSE: Increased 7% due to greater management incentive expenses, larger employee benefit costs, merit increases and $10MM of restructuring costs related to the rationalization of Business Travel operations.
     - The employee count at 3/05 of 64,500 was down 700 versus 12/04 and down 1,700 versus 3/04.

o    PROFESSIONAL  SERVICES  EXPENSES:   Rose  3%  primarily  due  to  increased
     technology costs related to higher business and service-related volumes.

o OTHER OPERATING EXPENSES: Decreased 24% primarily reflecting lower expenses as a result of our 3Q '04 sale of the ATM business, a positive change in reserves resulting from various control improvements and reduced printing and supplies expenses.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2005 OVERVIEW
                        TRAVEL RELATED SERVICES (Cont'd)

o    CREDIT QUALITY:

     -    Overall credit quality continued to perform exceptionally well.

     - The provision for losses on charge card products increased 9%, as higher volumes were partially offset by a lower provision rate.

     - The lending provision for losses was down 12% versus last year, despite growth in loans outstanding, due to well-controlled credit.

     - Reserve coverage ratios, which are well in excess of 100% of past due balances, remained strong.

     -    WORLDWIDE CHARGE CARD:*

          -- The net loss ratio declined versus last year and last quarter; the past due rate improved versus last year, but increased versus last quarter, consistent with seasonal patterns.

                                                                 3/05            12/04             3/04
                                                              ------------    ------------     -------------
               Net loss ratio as a % of charge volume            0.23%           0.25%             0.26%
               90 days past due as a % of receivables             1.9%            1.8%              2.0%

          --   Reserve coverage of past due accounts remained strong.


                                                                 3/05            12/04             3/04
                                                              ------------    ------------     -------------
               Total Receivables(B)                             $30.0           $31.1             $27.9
               Reserves(MM)                                      $831            $806              $896
               % of receivables                                   2.8%            2.6%              3.2%
               % of 90 day past due accounts                      147%            146%              164%

     -    WORLDWIDE LENDING:**

          -- The write-off rate improved versus last year and held steady versus last quarter. Past due rates declined versus last year, but rose versus last quarter consistent with seasonal patterns.

                                                                 3/05            12/04             3/04
                                                              ------------    ------------     -------------
               Net write-off rate                                 4.1%            4.1%              4.6%
               30 days past due as a % of loans                   2.6%            2.4%              2.7%

          -- Coverage of past due accounts was maintained at a conservative level despite a decline in the reserve balance.


                                                                 3/05            12/04             3/04
                                                              ------------    ------------     -------------
               Total Loans(B)                                   $46.3           $47.2             $44.8
               Reserves(MM)                                    $1,419          $1,475            $1,570
               % of total loans                                   3.1%            3.1%              3.5%
               % of 30 day past due accounts                      120%            129%              128%


* There are no off-balance sheet Charge Card securitizations. Therefore, "Owned basis" and "Managed basis" credit quality statistics for the Charge Card portfolio are the same.

** As previously described, this information is presented on a "Managed basis". "Owned basis" credit quality statistics are available in the First Quarter 2005 Earnings Release on the TRS Selected Statistical Information pages. Credit trends are generally consistent under both reporting methods.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2005 OVERVIEW
                       AMERICAN EXPRESS FINANCIAL ADVISORS

(Preliminary)
                              Statements of Income
                             (Unaudited, GAAP basis)
(millions)
                                                                                   Quarters Ended                Percentage
                                                                                      March 31,                   Inc/(Dec)
                                                                               ---------------------------    -----------------
                                                                                 2005                2004
                                                                                 ----                ----
Revenues:
     Net investment income                                                       $622                $556             12%
     Investment management and service fees                                       450                 429              5
     Distribution fees                                                            351                 352             (1)
     Variable life insurance and variable annuity charges*                        114                 109              5
     Life and health insurance premiums                                            89                  86              3
     Property-casualty insurance premiums                                         115                  96             20
     Other                                                                        120                 100             22
                                                                                -----              -----
           Total revenues                                                       1,861               1,728              8
                                                                                -----              ------
Expenses:
     Provision for losses and benefits:
        Interest credited on annuities and universal life-type contracts          273                 283             (3)
        Benefits on insurance and annuities                                       112                  99             13
        Interest credited on investment certificates                               76                  45             72
        Losses and expenses on property-casualty insurance                         88                  74             19
                                                                                -----               -----
           Total                                                                  549                 501             10
     Human resources - Field                                                      376                 348              8
     Human resources - Non-Field                                                  272                 221             22
     Amortization of deferred acquisition costs                                   128                  64              #
     Other operating expenses                                                     301                 277               9
                                                                                -----               -----
           Total expenses                                                       1,626               1,411              15
                                                                                -----               -----
Pretax income before accounting change                                            235                 317            (26)
Income tax provision                                                               69                  89            (22)
                                                                                -----               -----
Income before accounting change                                                   166                 228            (27)
Cumulative effect of accounting change, net of tax                                  -                 (71)             -
                                                                                -----               -----
Net income                                                                       $166                $157              5
                                                                                =====               =====

* Includes variable universal life and universal life insurance charges.
# Denotes variance greater than 100%.

o NET INCOME: Increased 5%; however, decreased 27% before last year's accounting change, principally due to last year's above-the-line, $43MM after-tax benefit from the adoption of SOP 03-1.
     -    1Q `05 included:
          --   $20MM  ($13MM  after-tax)  of expenses  related to AEFA  spin-off activities;
          --   A$35MM  pre-tax  and  after-tax  expense  related  to  securities industry regulatory matters; and
          --   $10MM ($7MM after-tax) of net investment gains.

     -    1Q `04 included:
          --   The  below-the-line,  non-cash charge of $71MM after-tax from the adoption of SOP 03-1;
          --   A DAC valuation benefit of $66MM ($43MM after-tax) reflecting the lengthening  of  amortization  periods for certain  insurance and annuity  products in  conjunction  with the adoption of SOP 03-1;
          --   $38MM ($25MM after-tax) of net investment losses; and
          --   $17MM ($11MM  after-tax) of costs related to securities  industry regulatory matters.

o    REVENUES: Increased 8% due to:
     -    Increased net investment income;
     -    Greater investment management and service fees;
     -    Increased   other   revenues,   driven  by  higher   fees   earned  on
          non-proprietary funds and growth in financial planning and advice services fees; and
     -    Higher insurance-related revenues.

o PRE-TAX MARGIN: Was 12.6% in 1Q `05 compared with 13.4% in 4Q '04 and 18.3% in 1Q `04.

o EFFECTIVE TAX RATE: Was 29% in 1Q `05 versus 12% in 4Q '04 and 28% in 1Q '04. In 4Q '04, the effective tax rate reflected a $33MM favorable adjustment to the current taxes payable account.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2005 OVERVIEW
                  AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

o    ASSETS OWNED, MANAGED AND ADMINISTERED:

                                                                                                        Percentage
     (billions)                                                              March 31,                   Inc/(Dec)
                                                                      -----------------------------   ---------------
                                                                            2005            2004
                                                                            ----            ----
     Assets owned (excluding separate accounts)                            $61.9           $58.9            5%
     Separate account assets                                                36.0            32.4           11
     Assets managed                                                        250.2           232.7            8
     Assets administered                                                    57.4            54.4            6
                                                                           -----           -----
             Total                                                         $405.5          $378.4           7
                                                                          ======          ======

o    ASSET QUALITY:

     - Overall, credit quality was stable as default rates have remained below long-term averages.
     - Non-performing assets relative to invested assets (excluding short-term cash positions and including the impact of FIN 46) were 0.05% and were more than 3x covered by reserves, including those related to the impairment of securities.
     - High-yield investments (excluding unrealized appreciation/depreciation and the impact of FIN 46) totaled $2.8B, or 6% of the total investment portfolio at 3/05, versus 7% at 12/04 and 3/04.
          -- Excluding unrealized appreciation/depreciation, but including the impact of FIN 46, high-yield investments totaled $3.0B, or 7% of the total investment portfolio at 3/05, 12/04 and 3/04.
     - The SFAS No. 115 related mark-to-market adjustment (including the impact of FIN 46 and reported in assets pre-tax) was appreciation of $0.1B at 3/05 versus $0.8B at 12/04 and $1.5B at 3/04.

o    PRODUCT SALES:
     - Total gross cash sales from all products were up 5% versus 1Q `04. Branded advisor-generated sales increased 9% on a cash basis and remained flat on the internally used "gross dealer concession" (GDC) basis, a commonly used financial services industry measure of the sales production of the advisor channel.
     - Total mutual fund cash sales were flat as proprietary sales declined, while non-proprietary sales rose versus last year. A significant portion of non-proprietary sales continued to occur in "wrap" accounts (which are included in assets managed).
     - Total annuity cash sales decreased 8% despite a 14% increase in proprietary variable annuity product sales through the advisor and third party distribution channels.
     - Total certificate cash sales increased 68% due to higher sales of certificates sold to clients outside the U.S. through the joint venture between AEFA and AEB, and stronger advisor-sales levels, in part as a result of a marketing promotion for certificates.
     - Total cash sales of insurance products rose 8%, primarily reflecting higher property-casualty insurance sales, largely due to sales through Costco, and higher life insurance sales through the advisor channel.
     - Total institutional cash sales increased 24%, primarily as a result of the placement of a new CDO product with clients.
     - Total other cash sales decreased 28% reflecting lower limited partnership product sales and 401(k) activity.
     - Advisor product sales (GDC basis) generated through financial planning and advice services were 77% of total sales in 1Q `05 versus 76% in 4Q '04 and 75% in 1Q `04.

o NET INVESTMENT INCOME: Increased 12% versus last year reflecting higher levels of invested assets and the impact of gains this year versus losses in 1Q `04. 1Q `05 included $10MM of net investment gains ($20MM of gross gains partially offset by $10MM of gross losses). 1Q '04 reflected $38MM of net investment losses as $58MM of gross investment losses, including a $49MM charge related to management's decision to further improve the investment portfolio's risk profile through the early liquidation of a secured loan trust, were partially offset by $20MM of investment gains.
     - Average invested assets of $46.9B (including unrealized appreciation/depreciation and the impacts of FIN 46) rose 4% versus $45.1B in 1Q `04, reflecting the cumulative benefit of sales of the underlying fixed rate products over the past two years, partially offset by lower unrealized appreciation versus last year.
     - The average yield on invested assets (excluding realized and unrealized appreciation/depreciation and including the impacts of FIN
          46) was 5.2% in 1Q `05 versus 5.3% in 1Q `04.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2005 OVERVIEW
                  AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)


o INVESTMENT MANAGEMENT AND SERVICE FEES: Increased 5% due to higher average assets under management, reflecting improved equity market valuations and net inflows.

     - Assets Managed:
                                                                                                                Percentage
       (billions)                                                                    March 31,                   Inc/(Dec)
                                                                            -----------------------------      -------------
                                                                               2005              2004
                                                                               ----              ----
       Assets managed for individuals                                        $115.8            $109.3               6%
       Assets managed for institutions                                        134.4             123.4               9
       Separate account assets                                                 36.0              32.4              11
                                                                               ----             -----
              Total                                                          $286.2            $265.1               8
                                                                             ======            ======

          -- The increase in managed assets since 3/04 resulted from market appreciation and foreign currency translation of $16.0B and net inflows of $5.1B.

          -- The $6.5B decrease in managed assets during 1Q `05 reflects net outflows of $2.0B and market depreciation and foreign currency translation of $4.5B.

o DISTRIBUTION FEES: Declined 1% as lower limited partnership and brokerage-related fees were partially offset by greater fees earned on wrap accounts.
o VARIABLE LIFE INSURANCE AND VARIABLE ANNUITY CHARGES: Increased 5% due to higher insurance in force.
o LIFE AND HEALTH INSURANCE PREMIUMS: Increased 3% primarily reflecting higher life insurance and disability policies in force.
o PROPERTY-CASUALTY INSURANCE PREMIUMS: Increased 20% due to higher policies in force.
o OTHER REVENUES: Were up 22% on higher fees earned on non-proprietary funds and growth in financial planning and advice services fees. The number of financial plans sold rose 6% compared to 1Q `04.
o    PROVISIONS FOR LOSSES AND BENEFITS:
     -    INTEREST  CREDITED ON ANNUITIES  AND  UNIVERSAL  LIFE-TYPE  CONTRACTS:
          Decreased 3% primarily due to lower interest crediting rates on our annuity products and the effect of depreciation in the S&P 500 on equity indexed annuities this year versus appreciation last year, partially offset by higher life insurance in force levels and annuity accumulation values.
     - BENEFITS ON INSURANCE AND ANNUITIES: Increased 13% due to higher life and disability insurance in force levels and higher annuity levels, partially offset by changes made to the benefit ratios which are used to estimate the cost of certain variable annuity guarantee features.
     - INTEREST CREDITED ON INVESTMENT CERTIFICATES: Rose 72% on higher average reserves and higher interest crediting rates.
     - LOSSES AND EXPENSES ON PROPERTY-CASUALTY INSURANCE: Grew 19% as a result of higher average policies in force.
o HUMAN RESOURCES EXPENSE - FIELD: Increased 8% reflecting spin-off related costs, higher assets per advisor and growth in the advisor force.
     - TOTAL ADVISOR FORCE: Grew to 12,356 at 3/05, up 286 advisors or 2% versus 3/04 and up 12 advisors versus 12/04 despite typical seasonal pressures in the first quarter.
          --   Veteran advisor retention rates remain strong.
          --   Total  production and advisor  productivity  declined versus last quarter  reflecting  the  market  environment,  typical  seasonal pressures  in the  first  quarter,  as well as  expected  initial spin-off related  distractions  that accompany an announcement of this kind. March  production  levels improved as spin-off related uncertainty seemed to wane.
     - The total number of clients was flat versus last quarter as we focused on high value client acquisition activities and purged inactive accounts during 3Q '04. When compared to the first quarter last year, client acquisitions rose 1% and average assets per client were up 10%. Client retention was 93%.
o HUMAN RESOURCES EXPENSE - NON-FIELD: Increased 22% reflecting performance-related incentives at Threadneedle, higher benefit and management incentive costs and merit increases. The average number of non-field employees was relatively unchanged versus 1Q `04.
o AMORTIZATION OF DEFERRED ACQUISITION COSTS: Doubled, primarily due to last year's $66MM benefit reflecting the lengthening of amortization periods for certain insurance and annuity products in conjunction with the adoption of SOP 03-1.
o OTHER OPERATING EXPENSES: Increased 9%, primarily reflecting higher advertising and promotion expenses, greater costs related to securities industry regulatory matters and spin-off related costs.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2005 OVERVIEW
                              AMERICAN EXPRESS BANK
(Preliminary)
                              Statements of Income
                                   (Unaudited)

(millions)                                                             Quarters Ended                 Percentage
                                                                          March 31,                    Inc/(Dec)
                                                               -------------------------------      ---------------
                                                                 2005                   2004
                                                                 ----                   ----
Net revenues:
    Interest income                                              $148                   $134              10%
    Interest expense                                               74                     53              40
                                                                 ----                   ----
       Net interest income                                         74                     81              (9)
    Commissions and fees                                           73                     70               5
    Foreign exchange income and other revenues                     60                     59               3
                                                                 ----                   ----
       Total net revenues                                         207                    210              (1)
                                                                 ----                   ----
Expenses:
    Human resources                                                81                     75               8
    Other operating expenses                                       75                     72               5
    Provision for losses                                            5                      6             (19)
    Restructuring charges                                           -                      9               -
                                                                 ----                   ----
       Total expenses                                             161                    162              (1)
                                                                 ----                   ----
Pretax income                                                      46                     48              (4)
Income tax provision                                               16                     18              (9)
                                                                 ----                   ----            ----
Net income                                                        $30                    $30              (1)
                                                                 ====                   ====


o NET INCOME: Decreased 1% as lower net revenues and higher human resources and other operating expenses were partially offset by lower reengineering-related costs and a lower effective tax rate.
     - 1Q '04 included $11MM ($8MM after-tax) of reengineering costs, $9MM of which reflects a restructuring charge related to the exit of businesses in Pakistan and Bangladesh, and $2MM of which is related to ongoing reengineering activities.

o    NET REVENUES: Declined 1%.
     - Net interest income decreased 9% as lower spreads in the investment portfolio were partially offset by higher Private Banking volumes.
     - Commissions and fees increased 5% due to higher volumes in the Financial Institutions Group ("FIG") and Private Banking.
     - Foreign Exchange Income and other revenues rose 3% primarily due to a small gain on the sale of the Luxembourg Private Banking business.

o    HUMAN RESOURCES  EXPENSE:  Was up 8% reflecting  merit increases and higher
     management   incentive   costs,   partially   offset  by  the  benefits  of
     reengineering initiatives.

o    OTHER   OPERATING   EXPENSES:   Increased   5%  due  to   higher   business
     volume-related expenses, partially offset by the benefits of reengineering initiatives.

o PROVISION FOR LOSSES: Decreased 19% or $1MM, due to a Corporate Banking recovery.

o PRE-TAX MARGIN: Was 22.2% in 1Q `05 versus 3.4% (20.3% before restructuring charges) in 4Q '04 and 22.9% in 1Q '04 (27.1% before restructuring charges).

o    EFFECTIVE  TAX RATE:  Was 35% in 1Q `05  versus 14% in 4Q '04 and 38% in 1Q
     `04.
     - 4Q '04 reflects the impact of recurring non-taxable items on the Bank's lower level of pre-tax income, plus a favorable state tax adjustment arising from the conclusion of an outstanding tax audit.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2005 OVERVIEW
                         AMERICAN EXPRESS BANK (Cont'd)


o    AEB remained "well-capitalized".

                                                         3/05         12/04          3/04         Well-Capitalized
                                                       --------     ---------     ---------     --------------------
              Tier 1                                     11.0%        11.0%          11.7%              6.0%
              Total                                      10.7%        10.1%          11.5%             10.0%
              Leverage Ratio                              5.8%         5.8%           5.7%              5.0%

o    ASSETS MANAGED AND ADMINISTERED:
     - For the twelve months ended 3/05, growth in managed and administered assets of $2.7B reflected net asset inflows, market appreciation and a positive foreign currency translation impact. During 1Q '05, growth in managed and administered assets of $0.3B reflected net asset inflows, market depreciation and a negative foreign currency translation impact.

o    LOANS:
     - AEB's loans outstanding were $7.0B at 3/05 versus $6.9B at 12/04 and $6.4B at 3/04.
          --   Non-CFS loans were $ 5.6B at 3/05 versus $5.5B at 12/04 and $5.1B at 3/04.
          --   CFS loans were $1.4B at 3/05 and 12/04 and $1.3B at 3/04.

          --   % of Total loans:

                                                         3/05         12/04         3/04
                                                       --------     ---------      --------
               Private Banking loans                      48%           48%          47%
               Consumer loans                             23%           22%          23%
               Financial Institution loans                28%           29%          28%
               Corporate Banking loans                     1%            1%           2%

     - In addition to the loan portfolio, there are other banking activities, such as forward contracts, various credit-related commitments and market placements, which added approximately $7.2B to the credit exposures at 3/05 and at 12/04 versus $7.4B at 3/04. Of the $7.2B of additional exposures at 3/05, $4.7B were cash and securities related balances.

o        ASSET QUALITY:
          -    Non-CFS loans*:
               -- Total non-performing loans were $28MM at 3/05, compared to $37MM at 12/04 and $69MM at 3/04. The decrease from 3/04 reflects loan payments and write-offs, partially offset by net downgrades.
               -- The loss reserve for non-CFS loans was $48MM at 3/05, compared with $58MM at 12/04 and $61MM at 3/04, or 173%, 156% and 88% of non-performing loans, respectively.

          -    CFS loans*:
               -- The write-off and past due rates improved versus last year and while the write-off rate was flat with last quarter, the past-due rate improved.

                                                         3/05         12/04         3/04
                                                       --------     ---------     --------
               Net write-off rate                        3.0%          3.0%         4.9%
               30+ days past due as a % of loans         4.3%          4.5%         5.5%

               -- Coverage of past due accounts was maintained despite a decline in the reserve balance versus last year and last quarter.

                                                         3/05         12/04         3/04
                                                      ----------    ---------     ---------
               Reserves (MM)                              $35           $37          $45
               % of total CFS loans                       2.6%          2.7%         3.4%
               % of 30+ day past due accounts              59%           61%          62%

          - Other non-performing assets were $1MM at 3/05 and 12/04 versus $10MM at 3/04.

               * For non-performing loan definitions and write-off policies, please refer to AEB's Selected Statistical Information pages within the First Quarter 2005 Earnings Release.

                           Forward-Looking Statements

This release includes forward-looking statements, which are subject to risks and uncertainties. The words "believe," "expect," "anticipate," "optimistic," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely," and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the Company's ability to complete the planned spin-off of its AEFA business unit, which is subject to final approval by the Company's Board of Directors, the receipt of necessary regulatory approvals and a favorable tax ruling and/or opinion, and in connection with the proposed spin-off, the Company's ability to capitalize AEFA consistent with rating agency requirements and to manage transition costs and implement effective transition arrangements with AEFA on a post-completion basis; the Company's ability to grow its business and meet or exceed its return on shareholders' equity target by reinvesting approximately 35% of annually-generated capital, and returning approximately 65% of such capital to shareholders, over time, which will depend on the Company's ability to manage its capital needs and the effect of business mix, acquisitions and rating agency requirements; consumer and business spending on the Company's travel related services products, particularly credit and charge cards and Travelers Cheques and other prepaid products and growth in card lending balances, which depend in part on the ability to issue new and enhanced card and prepaid products, services and rewards programs, and increase revenues from such products, attract new cardmembers, reduce cardmember attrition, capture a greater share of existing cardmembers' spending, sustain premium discount rates on its card products in light of regulatory and market pressures, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the global network services (GNS) business; the Company's ability to introduce new product, reward program enhancements and service enhancements on a timely basis during the latter half of 2005 and the first half of 2006; the success of the GNS business in partnering with banks in the United States, which will depend in part on the extent to which such business further enhances the Company's brand, allows the Company to leverage its significant processing scale, expands merchant coverage of the network, provides U.S. GNS bank partners the benefits of greater cardmember loyalty and higher spend per customer, and merchant benefits such as greater transaction volume and additional higher spending customers; the continuation of favorable trends, including increased travel and entertainment spending and the overall level of consumer confidence; successfully cross-selling financial, travel, card and other products and services to the Company's customer base, both in the United States and abroad; the Company's ability to generate sufficient revenues for expanded investment spending, and the ability to capitalize on such investments to improve business metrics; the costs and integration of acquisitions; the success, timeliness and financial impact (including costs, cost savings and other benefits including increased revenues), and beneficial effect on the Company's operating expense to revenue ratio, both in the short-term and over time, of reengineering initiatives being implemented or considered by the Company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower-cost overseas locations, moving internal and external functions to the Internet to save costs, and planned staff reductions relating to certain of such reengineering actions; the ability to control and manage operating, infrastructure, advertising and promotion expenses as business expands or changes, including the ability to accurately estimate the provision for the cost of the Membership Rewards program; the Company's ability to manage credit risk related to consumer debt, business loans, merchant bankruptcies and other credit trends and the rate of bankruptcies, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the Company's card products and returns on the Company's investment portfolios; bankruptcies, restructurings or similar events affecting the airline or any other industry representing a significant portion of TRS' billed business, including any potential negative effect on particular card products and services and billed business generally that could result from the actual or perceived weakness of key business partners in such industries; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; a downturn in the Company's businesses and/or negative changes in the Company's and its subsidiaries' credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; risks associated with the Company's agreements with Delta Air Lines to prepay $500 million for the future purchases of Delta SkyMiles rewards points and to loan up to $75 million to Delta; AEFA's ability to improve investment performance, including attracting and retaining high-quality personnel, and reduce outflows of invested funds; AEFA's ability to develop and introduce new and attractive products to clients in a timely manner and effectively manage the economics in selling a growing volume of non-proprietary mutual funds and other retail financial products to clients; fluctuation in the equity and fixed income markets, which can affect the amount and types of investment products sold by AEFA, the market value of its managed assets, and management, distribution and other fees received based on the value of those assets; AEFA's ability to recover deferred acquisition costs (DAC), as well as the timing of such DAC amortization, in connection with the sale of annuity, insurance and certain mutual fund products, and the level of guaranteed minimum death benefits paid to clients; changes in assumptions relating to DAC, which could impact the amount of DAC amortization; changes in federal securities laws affecting the mutual fund industry, including possible enforcement proceedings and the adoption of rules and regulations designed to prevent trading abuses, restrict or eliminate certain types of fees, change mutual fund governance and mandate additional disclosures, and the ability to make the required investment to upgrade compliance systems and procedures in response to these changes; AEFA's ability to avoid deterioration in its high-yield portfolio in order to mitigate losses in its investment portfolio; fluctuations in foreign currency exchange rates; fluctuations in interest rates, which impact the Company's borrowing costs, return on lending products and spreads in the insurance, annuity and investment certificate products; accuracy of estimates for the fair value of the assets in the Company's investment portfolio and, in particular, those investments that are not readily marketable, including the valuation of the interest-only strip relating to TRS' lending securitizations; the amount of recovery under the Company's insurance policies for losses resulting from the September 11th terrorist attacks; the potential negative effect on the Company's businesses and infrastructure, including information technology, of terrorist attacks, disasters or other catastrophic events in the future; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations, including changes in tax laws or regulations that could result in the elimination of certain tax benefits; outcomes and costs associated with litigation and compliance and regulatory matters; deficiencies and inadequacies in the Company's internal control over financial reporting, which could result in inaccurate or incomplete financial reporting; and competitive pressures in all of the Company's major businesses. A further description of these and other risks and uncertainties can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and its other reports filed with the SEC.